UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                       ESYNCH CORPORATION
       (Exact name of Company as specified in its charter)

            Delaware                                  87-0461856
 ---------------------------------              -------------------
 (State or other jurisdiction                     (I.R.S. Employer
 of incorporation or organization)              Identification No.)

          15502 Mosher Avenue, Tustin, California 92780
       ---------------------------------------------------
       (Address of Principal Executive Offices) (Zip Code)


             Agreements with the Following Persons:
     (month and year of Agreement indicated parenthetically)

                     John Vasquez (08/2001)
                      Peter Benz (08/2001)
                     Lance Dalton (09/2001)



                        Thomas Hemingway
                       eSynch Corporation
                       15502 Mosher Avenue
                    Tustin, California 92780
                    ------------------------
             (Name and address of agent for service)

                         (714) 258-1900
  -------------------------------------------------------------
  (Telephone number, including area code, of agent for service)



                 CALCULATION OF REGISTRATION FEE


                                        Proposed       Proposed
                                        maximum        maximum
                                        offering       aggregate    Amount of
 Title of securities    Amount to be      price        offering   registration
  to be registered     registered (1)  per share (2)   price (2)       fee
--------------------  ----------------  ---------     -----------  -----------
    Common Stock,
   $0.001 par value   1,280,000 shares    $0.220      $281,600.00      $70.40
--------------------  ----------------  ---------     -----------  -----------

1. The Consulting Services Agreement with John Vasquez grants the holder 330,000 shares of Common Stock of which all shares are being registered. The Consulting Agreement with Peter Benz grants the holder 800,000 shares of Common Stock of which all shares are being registered. The Letter Agreement with Lance Dalton grants the holder 150,000 shares of Common Stock of which all shares are being registered.

2. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities
   Act of 1933 (as amended), on the basis of $0.220 per share, the average of the high and low prices of the Common Stock on the OTC Bulletin Board on September 5, 2001.

                           PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by eSynch Corporation (the "Company") with the Commission (File No. 0-26790) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

     (2) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2001, as amended.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities
Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

               Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

               Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "Delaware GCL") empowers a Delaware corporation, including the Company, to indemnify its directors, officers, employees, and agents under certain circumstances. The Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify current and former directors and officers of the Company or persons who serve or have served, at the request of the Company, as directors or officers of any other corporation in which the Company at such time owns or owned shares of stock or is or was a creditor, to the full extent authorized by the Delaware GCL as it may from time to time be amended. Moreover, the Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware GCL (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

         Under the Delaware GCL, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. The

Certificate provides that the Company shall indemnify officers and directors against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced) by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, to the full extent permitted by the Delaware GCL.

         Under its Bylaws, the Company may indemnify its directors, officers, employees and agents and the directors, officers, employees or agents of any other corporation if the person was serving at the request of the Company. The indemnification is required if the person is successful on the merits or otherwise in defending the claim and is permitted in other circumstances, if indemnification is authorized in the specific instance by the Company or by a majority vote of the Company's stockholders. Indemnification is permitted only if the person was acting in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company. If the person is judged to be liable to the Company in any action brought in the Company's name, indemnification is only permitted if the court acting in the matter specifically allows it. The Company is authorized to advance expenses to a director or officer upon that person's agreement to repay the Company if such person ultimately is not entitled to indemnification.

         The Company is also empowered under its Bylaws to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which require the Company to indemnify such persons to the fullest extent permitted by law against certain losses that they may incur in legal proceedings arising in connection with their services to the Company and to advance expenses upon their agreement to repay the Company if such person is ultimately not entitled to indemnification.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

               Not Applicable.

ITEM 8.  EXHIBITS

 4.25*   Consulting Service Agreement between the Company and John Vasquez
 4.26*   Service Agreement between the Company and Peter Benz
 4.27*   Letter Agreement for services between the Company and Lance Dalton
 5.1*    Opinion of Naccarato & Associates
23.1*    Consent of Naccarato & Associates (included in Exhibit 5.1)
23.2*    Consent of Hansen, Barnett & Maxwell

*  Filed herewith


ITEM 9.  UNDERTAKINGS

         (a) The Company hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
               10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(i) and
(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities
Exchange Act of 1934, that are incorporated by reference in the registration statement.

         (b) The Company hereby agrees that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (d) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                      POWER OF ATTORNEY

         We, the undersigned officers and directors of eSynch Corporation, do hereby constitute and appoint Thomas Hemingway or David Lyons, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

                         SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, and State of California on September 14, 2001.


                                     eSYNCH CORPORATION

                                     By:/s/ THOMAS HEMINGWAY
                                     -----------------------
                                     Thomas Hemingway, Chief
                                      Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



  /s/ Thomas Hemingway           Chairman,               September 14, 2001
  ---------------------------    Chief Executive Officer
  Thomas Hemingway               and Director



  /s/ David Lyons                President and Director   September 14, 2001
  ---------------------------
  David Lyons



  /s/ T. Richard Hutt            Vice President, Secretary  September 14, 2001
  ---------------------------    and Director
  T. Richard Hutt



  /s/ James H. Budd              Vice President and         September 14, 2001
  ---------------------------     Director
  James H. Budd



  /s/ Norton Garfinkle           Director                   September 14, 2001
  ---------------------------
  Norton Garfinkle



  /s/ Robert Orbach              Director                    September 14, 2001
  ---------------------------
  Robert Orbach



  /s/ Mark Utzinger              Vice President - Finance    September 14, 2001
  ---------------------------
  Mark Utzinger



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